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                         MARRIOTT INTERNATIONAL, INC.
                              10400 FERNWOOD ROAD
                           BETHESDA, MARYLAND 20817

                                                                 April 30, 1998

Dear Fellow Shareholder:

  On May 20, the 1998 Annual Meeting of Shareholders of Marriott
International, Inc. (the "Company") will be held for the purpose of voting on several key proposals.

  In addition to the normal business of the meeting, you are being asked to consider and vote on two proposals to retain the Company's dual class equity structure, which was approved by shareholders on March 20, 1998. Your Board of Directors believes that it is important to retain the dual class equity structure, and unanimously recommends a vote FOR both of these proposals. YOUR VOTE IS IMPORTANT! PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                THE MARRIOTT BOARD OF DIRECTORS IS COMMITTED TO
                    ACTING IN SHAREHOLDERS' BEST INTERESTS

  You may have received a letter from the Hotel Employees & Restaurant Employees International Union, a registered holder of 35 shares of each class of the Company's common stock, in which the Union makes numerous unsupported and inaccurate allegations about the dual class equity structure. You should know that one of the Union's locals has been in protracted negotiations with the Company, since 1996, over a collective bargaining agreement covering certain Marriott associates at the San Francisco Marriott Hotel. In those negotiations, the Union has persistently sought to impose outdated work rules which would deny the Company the operational flexibility necessary to run a first-class hotel.

  We believe that the Union is opposing the dual class structure in order to advance its own agenda, and not to promote the interests of Marriott International shareholders. We want to set the record straight on the erroneous and misleading statements made in the Union's letter.

                 THE DUAL CLASS EQUITY STRUCTURE WILL FURTHER
                        YOUR COMPANY'S GROWTH STRATEGY

  The primary reason for the dual class equity structure is to give greater flexibility to your management and Board to pursue Marriott's growth strategy through value-creating acquisitions.

  The Company has a successful track record of acquiring and enhancing the value of lodging and senior living businesses, while accelerating their growth, and plans to actively seek opportunities created by current consolidation trends in the lodging and senior living industries. The ability to issue the Company's low-vote common stock, for which there is already a sizable and liquid market, better positions the Company to aggressively take advantage of acquisition opportunities in its businesses without significantly diluting the voting interests of existing stockholders, and without jeopardizing the Company's investment grade credit rating.
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  Your Board and management have created SIGNIFICANT SHAREHOLDER VALUE through acquisitions and other sources of growth. As reflected in the stock price chart on page 21 of the Company's proxy statement, Marriott International has significantly outperformed both the Standard & Poor's 500 Index and the Standard & Poor's Lodging-Hotels Index. OUR BUSINESSES ARE IN INDUSTRIES UNDERGOING RAPID CONSOLIDATION. THE BOARD BELIEVES THAT, IN THIS BUSINESS ENVIRONMENT, THE DUAL CLASS STRUCTURE WILL GIVE THE COMPANY GREATER
FLEXIBILITY TO CONTINUE CREATING SHAREHOLDER VALUE IN THE YEARS TO COME.

                   THE DUAL CLASS EQUITY STRUCTURE PROTECTS
                      YOUR VOTING INTEREST IN THE COMPANY

  In establishing the dual class equity structure, your Board treated ALL stockholders equally. Retaining the dual class structure does not change the voting rights of ANY of the Company's stockholders, many of whom are long-term investors. The dual class equity structure was adopted for the important reasons described above and detailed in the Company's proxy statement. Your Board of Directors is unanimous in its belief that the dual class equity structure is in the best interests of the Company's shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSALS THREE AND FOUR.

  YOUR VOTE MATTERS: PLEASE VOTE TODAY! Your vote is important to us no matter how many or how few shares you own. REMEMBER, NOT VOTING WILL HAVE THE SAME EFFECT AS VOTING AGAINST THESE IMPORTANT PROPOSALS.

  TO ENSURE THAT YOUR VOTE IS COUNTED, THE COMPANY ENCOURAGES YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD TODAY IN THE ENVELOPE PROVIDED.

  Thank you for your consideration of these important matters.

Sincerely yours,


/s/ J.W. MARRIOTT, JR.                    /s/ WILLIAM J. SHAW

J.W. MARRIOTT, JR.                        WILLIAM J. SHAW
Chairman and Chief Executive Officer      President and Chief Operating
                                          Officer



              FOR INFORMATION OR ASSISTANCE IN VOTING YOUR SHARES:

  . If your shares are held in your own name, please call Innisfree M&A Incorporated, toll free at 1-888-750-5834 or collect at 212-750-5833.

  . If your shares are held in the name of a broker, bank, nominee or other institution, please call MacKenzie Partners, Inc., toll free at 1-800-322-2885 or collect at 212-929-5500. You may also vote your shares by telephone; please call for details.